EXHIBIT 99.1


           [WEST PHARMACEUTICAL SERVICES, INC. LETTERHEAD -- OMITTED]

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Contacts:                           Investors:                    Media:
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West Pharmaceutical Services, Inc.  Morgen-Walke Associates       Schwartz Communications
Michael A. Anderson                 Theresa Vogt/ Lanie Fladell   Jim Weinrebe
Vice President and Treasurer        (212) 850-5600                781-684-0770
(610) 594-3345                                                    westpharma@shwartz-pr.com
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                  WEST PHARMACEUTICAL SERVICES, INC. ANNOUNCES
                         SALE OF CONTRACT PACKAGING UNIT

LIONVILLE, PA, November 15, 2001 - West Pharmaceutical Services, Inc. (NYSE:WST) today announced that it entered into a definitive agreement for the sale of all of the assets of its contract manufacturing and packaging business, located in Lakewood, NJ, to DPT Lakewood, Inc., an affiliate of DPT Laboratories, Ltd., and DFB Pharmaceuticals, Inc. of San Antonio, Texas. The contract manufacturing and packaging assets comprise the largest part of West's Contract Services business segment.

Under the terms of the agreement DPT will pay West $26 million in cash and notes. DPT will also assume liabilities of the business, including approximately $4 million of long-term debt. The transaction is expected to close before the end of the year. Cash proceeds from the transaction will be used to pay down debt.

In connection with the sale, West will take an after-tax charge in the fourth quarter 2001 of approximately $26 million, or $1.83 per share, relating to the sale and the write-down of assets, including goodwill. The assets disposed of will be accounted for as a discontinued operation. As a result, fourth quarter earnings from continuing operations, are expected to be between $0.36 - $0.39 per share.

In announcing the sale, West's Chairman and CEO, William G. Little said "The sale of the contract manufacturing and packaging operation is consistent with our strategy of focusing our resources on developing products and systems that enhance the administration of pharmaceutical products. The sale of a business that has shown considerable improvement recently serves to emphasize our commitment to that strategy."

West Pharmaceutical Services supports global pharmaceutical and healthcare markets with products and services that enhance the effectiveness of drug delivery and product dispensing. West Pharmaceutical Services' technologies include drug formulation research and development, clinical research and laboratory services and the design, development and manufacture of components and systems for dispensing and delivering pharmaceutical, healthcare and consumer products. For more information, visit West Pharmaceutical Services at www.westdrugdelivery.com and www.westpharma.com.

Statements concerning forecasted results, financial or otherwise, which are contained in the above material, constitute "forward looking statements" that involve risks and uncertainties. The Company's actual results may differ materially from those expressed in any forward looking statement and are dependent on a number of factors including, but not limited to, sales demand, timing of customers' projects, competitive pressures, the strength or weakness of the U.S. dollar, inflation, the cost of raw materials, successful continuance of cost-improvement programs and statutory tax rates.

For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission.

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